For Immediate Release

Investor Contacts:
Inspire Pharmaceuticals, Inc.
Jenny Kobin,
VP, Investor Relations and Corporate Communications (919) 941-9777, Extension 219

Media Contact:
BMC Communications
Dan Budwick
(212) 477-9007, Extension 14

INSPIRE ANNOUNCES POSITIVE RESULTS OF PHASE 2 TRIAL OF EPINASTINE
NASAL SPRAY FOR SEASONAL ALLERGIC RHINITIS

DURHAM, NC - May 8, 2007 - Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) today announced results of a Phase 2 dose-ranging clinical trial comparing epinastine nasal spray and placebo in patients with seasonal allergic rhinitis. For the primary endpoint of improvement in total nasal symptom score, dose-related effects were observed in the trial, with the higher dose (0.1%) achieving statistical superiority over placebo.

Christy L. Shaffer, Ph.D., Inspire's President and CEO, stated, "We were pleased that this trial identified an effective dose of epinastine in a nasal spray formulation, demonstrated evidence of acceptable tolerability and reported a low incidence of taste complaints with the two doses evaluated. We believe the taste profile is an important and potentially differentiating attribute for a nasal antihistamine spray."

The Phase 2 clinical trial was a 14-day, randomized, double-blind comparison of two doses of epinastine nasal spray (0.05% and 0.1%) to placebo in 569 subjects who had a documented history of seasonal allergic rhinitis to mountain cedar pollen. Of the subjects randomized in the trial, 95% completed the trial and no serious adverse events were reported. While the most common adverse event observed was bitter taste, it was only reported by 4% of subjects in the 0.05% group and by 5% of subjects in the 0.1% group.

The primary endpoint of the trial was the daily reflective change from baseline for total nasal symptom score (TNSS), averaged over the 14-day treatment period. The endpoint of TNSS conforms to the U.S. Food and Drug Administration's (FDA) draft guidance document for seasonal allergic rhinitis and includes runny nose, nasal congestion, itchy nose and sneezing. Results of the trial demonstrated statistically significant improvement (p < 0.05) in reflective TNSS for the 0.1% dose group, compared to placebo. Changes in TNSS for the 0.05% dose group were not statistically significant.

There were multiple secondary endpoints in this trial. Among these, statistically significant improvements (p < 0.05) compared to placebo were demonstrated in the 0.1% dose group for the secondary endpoints of non-nasal symptom score (itchy eyes, watery eyes, and itchy throat/palate) and for total symptom score (TNSS plus non-nasal symptom score).

Based on the results of this trial and previous discussions with the FDA, Inspire intends to initiate a required 6-month nasal toxicology study of epinastine in a single animal species to support longer-term clinical trials. In addition, a meeting with the FDA will be scheduled to discuss the next steps in the clinical program.

In 2006, Inspire acquired certain exclusive rights from Boehringer Ingelheim International GmbH to develop and market epinastine nasal spray in the United States and Canada for the treatment or prevention of rhinitis.

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products in disease areas with significant commercial potential and unmet medical needs. Inspire employs a U.S. sales force for the promotion of AzaSite™ (azithromycin ophthalmic solution) 1% for bacterial conjunctivitis, Elestat® (epinastine HCl ophthalmic solution) 0.05% for allergic conjunctivitis and Restasis® (cyclosporine ophthalmic emulsion) 0.05% for dry eye. Inspire is focused on the therapeutic areas of ophthalmology and respiratory/allergy, and is developing products for dry eye, cystic fibrosis, allergic rhinitis and glaucoma. Elestat and Restasis are trademarks owned by Allergan, Inc. AzaSite is a trademark owned by InSite Vision Incorporated. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management's expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurances can be made with respect to: the initiation, timing and results of a 6-month nasal toxicology study; the importance and potential differentiating quality of the product candidate's taste profile; and the timing or outcome of the Company's meetings with the FDA regarding the epinastine nasal spray clinical program. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to additional clinical trials or discussions with the FDA regarding the epinastine nasal spray program, the amount of net sales of Restasis recorded by Allergan in 2007, the Company's 2007 financial results, including without limitation aggregate revenue, aggregate expenses, research and development expenses, selling and marketing expenses, general and administrative expenses, as well as the impact of the anticipated AzaSite launch, including without limitation headcount changes, related stock-based compensation expense changes, a draw on the Company's existing debt facility, the timing of any revised guidance, the timing and success of any additional capital raising activities, product development, revenue, expense and earnings expectations, the seasonality of Elestat, intellectual property rights, adverse litigation developments, adverse developments in the U.S. Securities and Exchange Commission (SEC) investigation, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire's results is included in Inspire's filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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